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                                             January 26, 1998



Allmerica Financial Life Insurance and Annuity Company
440 Lincoln Street
Worcester MA 01653


RE:  ALLMERICA SELECT SEPARATE ACCOUNT OF
     ALLMERICA FINANCIAL LIFE INSURANCE AND ANNUITY COMPANY
     FILE #'S:  33-47216 AND 811-6632

Gentlemen:

In my capacity as Counsel of Allmerica Financial Life Insurance and Annuity Company (the "Company"), I have participated in the preparation of the Post-Effective Amendment to the Registration Statement for the Allmerica Select Account on Form N-4 under the Securities Act of 1933, with respect to the Company's qualified and non-qualified variable annuity products.

I am of the following opinion:

1. The Allmerica Select Separate Account is a separate account of the Company validly existing pursuant to the Delaware Insurance Code and the regulations issued thereunder.

2. The assets held in the Allmerica Select Separate Account are not chargeable with liabilities arising out of any other business the Company may conduct.

3. The contracts, when issued in accordance with the Prospectus contained in the Registration Statement and upon compliance with applicable local law, will be legal and binding obligations of the Company in accordance with their terms and when sold will be legally issued, fully paid and non-assessable.

In arriving at the foregoing opinion, I have made such examination of law and examined such records and other documents as in my judgment are necessary or appropriate.

I hereby consent to the filing of this opinion as an exhibit to the Post-Effective Amendment to the Registration Statement of the Allmerica Select Separate Account on Form N-4 filed under the Securities Act of 1933.

                                        Very truly yours,

                                        /s/ Sylvia Kemp-Orino
                                        Sylvia Kemp-Orino
                                        Assistant Vice President and Counsel